Exhibit 10.1

PROFIT SHARING AGREEMENT

This Profit Sharing Agreement (hereinafter “Agreement”) is dated for reference November 9, 2015 and executed by the following parties:

Golden Steps, LLC, a California limited liability company and wholly owned subsidiary of Oro East Mining, Inc., a Delaware corporation, headquartered at 7817 Oakport Street, Suite 205, Oakland, California 94621 (hereinafter “Golden Steps”); and

Shenzhen Citic International Travel Co. Ltd., a Chinese limited liability company doing business at 2nd Fl., Hualian Building, No. 2008, Shennan Mid-Road, Shenzhen, China (hereinafter “Shenzhen CITC”).

RECITALS

WHEREAS, Golden Steps and Shenzhen CITC would like to work together collaboratively on a business project that is tentatively referred to as “49er Historical Gold Rush Tour.”

WHEREAS, the 49er Historical Gold Rush Tour shall be a project where Shenzhen CITC recruits and attracts tourists in the People’s Republic of China and coordinates for them to travel to California on a tourist visa Golden Steps will then provide tourist attraction service for sightseeing across the historic gold rush sites along California’s Route 49.

WHEREAS, Golden Steps, LLC is a wholly owned subsidiary under Oro East Mining, Inc. that will license and be granted certain rights and permissions from Oro East Mining to work with Shenzhen CITC to develop historical California Gold Rush related tourist attractions on certain mining sites owned or operated by Oro East Mining.

WHEREAS, Golden Steps and Shenzhen CITC wish to enter a profit sharing agreement pursuant to the terms set forth herein.

AGREEMENT

NOW THEREFORE, the undersigned parties integrate the foregoing recitals into the binding body of this Agreement and hereby agree to be bound for good and valuable consideration as follows:

1.             Profit Sharing. Golden Steps and Shenzhen CITC shall enter into a collaborative project whereas both parties shall become share in the profits of the business project “49er Historical Gold Rush Tour.” The parties shall mutually and unanimously agree on profit sharing schedules on a per request basis. Either party shall have the right to request a meeting of the minds between the parties to discuss and finalize a specific profit sharing scheme and is subject to change at any time that the parties reach a new mutual and unanimous agreement.

2.             Scope and Purpose of the Enterprise. The scope of this enterprise is for Shenzhen CITC to coordinate Chinese citizens on a tourist visa to visit California on a tour of California’s historic Gold Rush district and once landed in California past customs, Golden Steps shall coordinate travel and sightseeing plans for said tourists. The total cost of the tour package shall be split as gross profits between the parties. Costs and expenses will be split between the parties by the same percentages as the profit sharing schedule.

3.             Due Diligence. Shenzhen CITC agrees and acknowledges that it has had adequate opportunity to perform its due diligence investigations on Golden Steps and that by entering and executing this Agreement, it represents full satisfaction of its due diligence findings on Golden Steps. Golden Steps agrees and acknowledges that it has had adequate opportunity to perform its due diligence investigations on Shenzhen CITC and that by entering and executing this Agreement, it represents full satisfaction of its due diligence findings on Shenzhen CITC.

4.             Joint Venture Obligations of Shenzhen CITC. Shenzhen CITC shall exercise its best efforts and greatest diligence to promote the Enterprise in the People’s Republic of China to secure Chinese tourists for the Enterprise. Shenzhen CITC shall be responsible for obtaining the proper visas and assisting the tourists in China to legally enter the United States.

5.              Joint Venture Obligations of Golden Steps. Golden Steps shall then host and provide hospitality services to the tourists that Shenzhen CITC has secured for the Enterprise. Golden Steps shall prepare the tour itineraries for the tourists, which shall include hotel, travel, and destination stops. Golden Steps shall host the tourists and take them along the scenic and historic Route 49 in California to present the Chinese American gold rush history to the tourists. Golden Steps shall then transport the tourists back to the airport for their return back to China.

6.             Good Faith and Best Efforts. The undersigned parties hereby agree to execute all terms of this Agreement in good faith and exercise best efforts on the Enterprise. “Good faith” shall be defined as a state of mind consisting in (1) honesty in belief or purpose, (2) faithfulness to one’s duty or obligation, (3) observance of reasonable commercial standards of fair dealing in a given trade or business, and/or (4) absence of intent to defraud or to seek unconscionable advantage. “Best efforts” shall be defined as a binding duty to use best efforts to accomplish any given goal, to make every available effort to do so, regardless of the harm to the bound party. The parties further agree that there are no conflicts between Shenzhen CITC’s duty to perform in good faith and duty to exercise best efforts. The parties further agree that there are no conflicts between Golden Steps’s duty to perform in good faith and duty to exercise best efforts.

7.             Term and Termination. The initial term for this Agreement shall be effective for Three Year (“Term”), and renewed automatically every year thereafter if neither party expressly terminates the Agreement. After the Term, either party may terminate at any time, for any reason whatsoever, with 60 (Sixty) Days’ notice in writing to the other party.

8.             Golden Steps’ Breach and Shenzhen CITC’s Rights to Termination. Golden Steps will be considered in breach of this Agreement if any of the following occurs: (1) failure to perform any of the material obligations hereunder, (2) voluntary dissolution of Golden Steps (in the event of involuntary dissolution, Golden Steps shall not be considered in breach), or (3) intentional fraud or misrepresentation committed to induce Shenzhen CITC to enter into this Agreement. If Golden Steps is found in breach of this Agreement, Shenzhen CITC must give Golden Steps a reasonable opportunity to cure the breach. A notice of breach must be sent to the alleged breaching party in writing and the alleged breaching party must be given a reasonable opportunity to respond to the notice and/or cure.

9.             Shenzhen CITC’s Breach and Golden Steps’s Rights to Termination. Shenzhen CITC will be considered in breach of this Agreement if any of the following occurs: (1) failure to perform any of the material obligations hereunder, (2) Golden Steps’s dissatisfaction with Shenzhen CITC’s efforts to secure tourists as set forth under the obligations of Shenzhen CITC, or (3) intentional fraud, theft, or misrepresentation committed to induce Golden Steps to enter into this Agreement. If Shenzhen CITC is found in breach of this Agreement, Golden Steps must give Shenzhen CITC a reasonable opportunity to cure the breach. A notice of breach must be sent to the alleged breaching party in writing and the alleged breaching party must be given a reasonable opportunity to respond to the notice and/or cure. Should Shenzhen CITC still fail to cure the breach, Golden Steps may unilaterally terminate, null, and void the Agreement.

10.           Representations.  The undersigned parties hereby mutually represent to one another that: (1) they are authorized agents of the entities they represent, that they are fully authorized and have the power to enter into this Agreement and bind the entities they represent; (2) they have duly obtained all necessary and applicable licenses and/or permits required or reasonably foreseeably required for performance of this Agreement; (3) they are the owners, licensees, and/or otherwise authorized to use any corresponding intellectual property rights that would be required or reasonably foreseeably required for performance of this Agreement; and (4) the parties hereby indemnify and hold one another harmless of any damages or potential damages that may arise from the falsity or inaccuracy of the foregoing representations.

11.           Confidentiality. In the event that a separate confidentiality or non-disclosure agreement has been executed by the undersigned parties, either prior to or subsequent to the execution of this Agreement, the terms of that separate confidentiality or non-disclosure agreement shall govern. If no separate confidentiality or non-disclosure agreement exists, then this covenant shall apply. All communications, written or oral, made between the parties during the course and scope of this Agreement shall be held in strictest confidence and may not be disclosed to any person or entity that is not a party to this Agreement. The undersigned parties may disclose said confidential information to their shareholders, directors, officers, employees, associates, agents, or independent contractors of the corporate entities that the undersigned represent if and only if those parties have duly executed a general confidentiality agreement with the corporate entity. Otherwise, disclosure of confidential information arising from this Agreement to such parties shall be strictly prohibited. This confidentiality clause shall survive the term of this Agreement.

12.           Covenant Not to Compete in the United States. In consideration for this Agreement and inducement to the parties to enter into this business relationship, the parties agrees acknowledges, represents, and warrants that neither it nor any of its shareholders, directors, officers, agents, or associates, personally or through the parties shall directly compete against one another in the United States and any of the territories of the United States for the duration of this Agreement and, additionally, two years after the termination of this Agreement. The parties further agree that the only way to fairly compensate the injured party for any breaches of this covenant is through payment of liquidated damages. The parties agree that for each oral or written disclosure to private individuals or entities, the injured party will sustain harm equivalent to the sum of $10,000.00 per disclosure and for each publication, online or in print, the injured party will sustain harm equivalent to the sum of $100,000.00 for each publication. In the event of breach, the breaching shall be liable for these sums pursuant to this liquidated damages clause and furthermore, shall be liable for any attorney’s fees or court costs incurred by the injured party in pursuing recovery of the liquidated damages. The individual shareholders, directors, officers, agents, or associates of the parties shall be bound collectively under this Agreement and the undersigned represents and warrants that he or she is duly authorized to represent the aforementioned parties. Thus any breach of this covenant by any individual shareholders, directors, officers, agents, or associates of a party shall be imputed on the signing party herein, and the signing party shall be deemed to have authorized such breach and therefore liable.

13.           No Waiver or Cumulative Remedies. No failure or delay on the part of any undersigned party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

14.           General Indemnification. The parties hereby agrees to indemnify and hold harmless one another against loss or threatened loss or expense by reason of the liability or potential liability of the parties for or arising out of any claims for damages, including payment and compensation for reasonably-incurred attorney’s fees and other related professional fees. Each party assumes his or its own risks for entering into this Agreement. In the event of unforeseen disasters, events, or conditions that the parties were not able to contemplate at the execution of this Agreement, such as sabotage, riots, terrorism, political or governmental complications, market conditions, or natural occurrences such as hurricanes, floods, earthquakes, etc. or other Acts of God, each undersigned party bears his or its own risks and shall not make any claims for liability compensation against the other.

15.           Prohibition Against Assignment. Unless the undersigned parties mutually agree to subsequently modify this covenant in writing, Shenzhen CITC may not assign, transfer, convey, or dispose of his rights, title or interest in this Agreement or his Shares. This Agreement and any and all subsequent obligations arising therefrom shall be non-assignable unless the parties agree to other arrangements, which must be memorialized in writing. This covenant shall not affect adversely the terms of Covenant 10, “Right of First Refusal and Option; Beneficiary.”

16.           Authority. The undersigned parties hereby represent and warrant that he or she has been duly authorized by its corporate entity or principal to enter into this Agreement and to bind that corporate entity or principal to the terms hereof.

17.           Choice of Law and Forum. This Agreement shall be interpreted under the laws of the State of California, United States. Any litigation under this agreement shall be resolved in the trial courts of Alameda County, State of California or the Northern District of California, whichever may be applicable.

18.           Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19.           Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires, references to "hereof," "herein," "hereby," "hereunder" and similar terms shall refer to this entire Agreement.

20.           Counterparts and Translations. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. The parties hereby understand and acknowledge that Shenzhen CITC will be obtaining a certified translation of this Agreement and relying on that translation and any legal counsel he seeks prior to executing the Agreement, but that the version of the Agreement that shall prevail is the English translation signed by both parties. In the event of conflicts between the executed Agreement and any translations of the Agreement, the executed Agreement shall be binding.

21.           Legal Counsel. By signing below, both parties acknowledge that they have had adequate opportunity to consult independent legal counsel to advise them on this Agreement and that either such counsel has been sought or the party hereby expressly waives such right to legal counsel.

22.           IN WITNESS WHEREOF, the undersigned parties cause this Agreement to be duly signed and executed this November 9, 2015 in 2nd Fl., Hualian Building, No. 2008, Shennan Mid-Road, Shenzhen, China.

READ AND ACKNOWLEDGED; AGREED AND ACCEPTED:

X /s/ TIAN Q CHEN		X /s/ HOWARD HE

Company:	Golden Steps LLC	Company:	Shenzhen Citic International Travel
Signor’s Name:	Tim Chen	Signor’s Name:	Lin Wen Bin
Position/Title:	Managing Member	Position/Title:	General Manager